Surna, Inc. Secures $1.1 Million Tech Contract with Indoor Cannabis Grower CW Nevada

BOULDER, CO – DATE -- Surna Inc. (OTCQB: SRNA), an engineering, manufacturing, and installation Company specializing in commercial indoor cannabis cultivation technology, announced today it has finalized an exclusive $1.1 million contract to design, build and install the climate control systems for grower CWNevada.

CWNevada is one of the largest indoor cannabis cultivation facilities in Las Vegas, and was recently granted a Nevada grow license as the state prepares its infrastructure for the growth and distribution of legal medical marijuana in 2015. The Company’s 48,000 square-foot facility requires more than 700 tons of cooling equipment. Surna will provide CWNevada with their proprietary climate control technology which lends greater latitude and precision to the cultivation process while improving energy efficiency.

“The CWNevada contract will allow Surna to further demonstrate the efficiency and necessity of our cultivation technology,” said Tom Bollich, Surna’s Chief Executive Officer. “Indoor cannabis cultivation is more technically demanding than most people realize. The slightest deviation in temperature, timing, or light spectrum dramatically impacts the quality of the subject plant. Surna’s technology uses less power and stabilizes certain growth factors so indoor growers can consistently provide quality cannabis at a reduced cost. We believe our product line to be essential to the industry, so we are strategically moving forward to establish similar contracts with other large commercial indoor growers throughout North America,” Bollich said.

Revenue from the contract will be recognized throughout 2015 subject to start-date modification by CWNevada.

Surna management believes that CWNevada has the potential to become one of the top cultivators in Nevada once equipped with Surna’s chillers.

“We will grow Charlotte’s Web for patients with intractable epilepsy,” said Brian Padgett, Principal at CWNevada. “These patients and their families are counting on us to grow the medicine they need on time, every time so there is no shortage of supply. After researching every available option, we chose Surna for our air cooling needs. Any savings we achieve pertaining to energy costs can be subsequently passed on to the consumer. Selecting Surna was the obvious, logical choice,” added Tim Smits, Principal at CWNevada.

On November 3, 2014, the state of Nevada issued 182 provisional licenses to medical marijuana cultivation facilities, 13 of which are located in Las Vegas. Nevada is one of 23 key states to permit the regulated cultivation and distribution of medical marijuana. Sales are slated to begin in early 2015.

About Surna, Inc.:

Surna, Inc. (www.surna.com) develops innovative technologies and products that monitor, control or address the energy and resource intensive nature of indoor cannabis cultivation. Currently, the Company’s revenue stream is based on its main product offerings – supplying industrial technology and products to commercial indoor cannabis grow facilities.

Headquartered in Boulder, CO, Surna’s diverse engineering team is tasked with creating novel energy and resource efficient solutions, including the Company’s signature water-cooled climate control platform. The Company’s engineers continuously seek to create technology that solve the highly specific demands of the cannabis industry for temperature, humidity, light and process control.

Surna’s goal is to provide intelligent solutions to improve the quality, the control and the overall yield and efficiency of indoor cannabis cultivation. The Company’s operations exclude the production or sale of marijuana.

Surna’s premiere management team draws on backgrounds from life sciences, energy, and software sectors. Surna is headed by technology industrialist and robotics engineer Tom Bollich, co-founder of the highly-publicized gaming Company Zynga. The Company drew national attention when its market valuation quickly surpassed $10 billion.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Statement About Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational marijuana. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut downs.

At the Company

David Traylor

Chief Business Officer

(303) 993-5271

david.traylor@surna.com

Investor Relations

David Kugelman

Atlanta Capital Partners, LLC

(404) 856-9157

(866) 692-6847 Toll Free - U.S. And Canada